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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 10, 2001




                       Williams Communications Group, Inc.
             (Exact name of registrant as specified in its charter)



      Delaware                       1-15343                 73-1462856
   (State or other                 (Commission            (I.R.S. Employer
   jurisdiction of                 File Number)          Identification No.)
   incorporation)



One Williams Center, Tulsa, Oklahoma                             74172
(Address of principal executive offices)                       (Zip Code)




        Registrant's telephone number, including area code: 918-573-2000




                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 5.  Other Events.

         On July 10, 2001, Williams Communications Group, Inc. (the "Registrant") acquired shares of newly issued convertible preferred stock of iBEAM Broadcasting(R) Corp ("iBEAM"), a publicly held company and provider of streaming communications services over the Internet, initially convertible into 49 percent of iBEAM's outstanding voting stock. Consideration for the acquisition included $20 million in cash and an in-kind contribution of services valued at $10 million. The source of the cash portion of the consideration was working capital of the Registrant. In connection with the investment, three of the Registrant's officers, Howard E. Janzen, John C. Bumgarner, Jr., and Laura
A. Kenny, were appointed to iBEAM's board of directors.

         The Registrant and iBEAM have entered into an agreement under which the Registrant will be the preferred provider to iBEAM with respect to certain telecommunications services, including broadband media services, collocation services and Internet protocol transit services. As part of this service offering the Registrant provides iBEAM with satellite and fiber transmission capabilities for streaming media services.

         The Registrant has not acquired control of iBEAM or its assets in connection with this acquisition and will account for its investment in iBEAM using the equity method of accounting.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  WILLIAMS COMMUNICATIONS GROUP, INC.




Date: July 25, 2001               /s/ SHAWNA L. GEHRES
                                  ----------------------------------------------
                                  Name:  Shawna L. Gehres
                                  Title: Assistant Corporate Secretary